Investor Relations Contact:

China Sky One Medical	CCG Investor Relations
Yan-qing Liu, CEO	Crocker Coulson, President
Email: ir@cski.com.cn	Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

Mabel Zhang, Vice President
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical to Cultivate TCM Herbs in Northeast China

Harbin, China, December 27, 2010 — China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company in the People’s Republic of China (“PRC”), today announced that Harbin Tian Di Ren Medical Science and Technology Company (“TDR”), its wholly owned subsidiary, has entered an agreement (“the Agreement”) with Heilongjiang Tang Wang He Forest Bureau that gives the Company the right to grow and harvest herbs, among other plants, on 30,000 hectares (approximately 74,000 acres) of forested land in the Xiao Xing’an Mountain region (“the planting area”) for 30 years, commencing December 21, 2010. The Company intends to utilize the planting area to produce herbs and other ingredients for use in traditional Chinese medicines (“TCM”) and various health foods.

“TCM herb prices have increased dramatically since the beginning of this year, mainly due to natural disasters, including major flooding in Southwest China during the first half of 2010. In August, prices of some rarer TCM herbs increased by more than 70%, and the price of Radix Isatidis has tripled from its low level in 2009. While herb pricing in China has been impacted by temporary factors, we expect a shortage of TCM herbs to continue over the long run as demand for raw materials increases and supply of plant farmland remains limited. We believe that self-sufficient, vertically-integrated TCM producers are best positioned to compete in a climate of increasing herb raw material costs and this agreement makes China Sky One Medical more competitive with the industry’s larger producers, who typically have their own raw material sources,” said Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical.

The planting area, located at a national park in Heilongjiang Province, meets Good Agriculture Practice (“GAP”) standards for production of TCM raw materials. It is suitable to grow Acanthopanax, Chinese Magnoliavine Fruit, Astragalus, Ginseng, American Ginseng and Radix Isatidis, among other plants. Pursuant to the agreement, the Company also has the right to grow plants within the planting area that yield health food ingredients, such as blueberries, fungi and pine needles. The Company intends to independently process and commercialize health food products derived from these raw materials. TCM herb raw materials produced from the planting area will be sold to third parties and also utilized in the Company’s own products. The Company plans to build a factory near the planting area to extract and prepare its raw materials for decoction.

Under the agreement, total rent for the term of 30-year period is approximately RMB 270 million (approximately $40 million), based on RMB 300 per hectare per year (approximately $18 per acre per year), which is the lowest possible rate as regulated by China local authorities. To receive a discount of the total rent, and to avoid future rental increase, in accordance with the agreement, the company is making an upfront full payment of RMB 240 million (approximately $36 million). Pursuant to the agreement, this rental covers the 30-year renting period, and this agreement will not be affected by future government regulations.

Over the next three years, management expects to adjust plant assortment, such as Honeysuckle, Panax Notoginseng, Gastrodia Elata, Coptis Chinensis and Radix Isatidis, to meet its own raw material needs.

“We are very pleased with our new planting area, which is an ideal location for growing precious TCM plants. This new arrangement is intended to provide our TCM business a hedge against fluctuations in raw material prices and also creates new revenue streams for the Company. We now are planning the construction of production facilities near the region and will update investors as we achieve significant milestones on this front,” concluded Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, TDR, Harbin First Bio-Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc., and Peng Lai Jin Chuang Pharmaceutical Company, the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the Company’s operation in the TCM herb growing field. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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